EXHIBIT INDEX


Exhibit A:
  Attachment to item 77B: Accountant's report on internal control

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Exhibit A



REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of the BlackRock Funds:

In planning and performing our audit of the financial statements and financialhighlights of the BlackRock Funds (comprising, respectively, Large Cap ValueEquity, Large Cap Growth Equity, Mid-Cap Value Equity, Mid-Cap Growth Equity,Small Cap Value Equity, Small Cap Growth Equity, Micro-Cap Equity,International Equity, International Small Cap Equity, International EmergingMarkets, Select Equity, Index Equity, Balanced, Low Duration Bond,Intermediate Government Bond, Intermediate Bond, Core Bond, Government Income,GNMA, Managed Income, International Bond, Tax-Free Income, Pennsylvania Tax-Free Income, New Jersey Tax-Free Income, Ohio Tax-Free Income, Delaware Tax-Free Income, Kentucky Tax-Free Income, Money Market, U.S. Treasury MoneyMarket, Municipal Money Market, New Jersey Municipal Money Market, NorthCarolina Municipal Money Market, North Carolina
Municipal Money Market, OhioMunicipal Money Market, Pennsylvania Municpal Money Market, Virginia MunicipalMoney Market, BlackRock Strategic Portfolio I, and The Multi-Sector MortgageSecurities Portfolio III Portfolios) for the year (or period) ended September30, 1998, we considered its internal control, including control activities forsafeguarding securities, in order to determine our auditing procedures for thepurpose of expressing our opinion on the financial statements and financialhighlights and to comply with the requirements of Form N-SAR, not to provideassurance on internal control.

The management of the BlackRock Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal controls, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls activities for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1998.

This report is intended solely for the information and use of management, the Board of Trustees of the BlackRock Funds, and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
November 13, 1998